Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Independent Bank Corp. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2014, with respect to the consolidated financial statements of Independent Bank Corp. and subsidiaries, and the effectiveness of internal control over financial reporting of Independent Bank Corp. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
October 31, 2014